Press Release
EXHIBIT 99.42

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP REPORTS THIRD QUARTER 2007 RESULTS

Tulsa, Oklahoma, November 7, 2007: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today reported net income for the third quarter ended September 30, 2007 of $11.3 million, or $0.48 per diluted share, compared to $5.9 million, or $0.24 per diluted share, for the comparable 2006 quarter.

Non-GAAP earnings per diluted share were $1.01 for the 2007 third quarter as compared to $0.83 for the 2006 third quarter. Non-GAAP net income excludes from GAAP net income the (increase) decrease in fair value of derivatives, net of related tax impact. A reconciliation of non-GAAP to GAAP net income is included in Table 3.

Third quarter 2007 GAAP and non-GAAP net income included a non-cash charge of $0.08 per diluted share to write off computer software made obsolete by the Company’s new fleet optimization software and severance costs of $0.07 per diluted share for previously announced organizational changes. The third quarter 2006 GAAP and non-GAAP net income included $0.07 per diluted share of outsourcing transition costs and $0.03 per diluted share of severance costs.

For the quarter ended September 30, 2007, the Company’s total revenue was a record $522.0 million, an increase of 7.7 percent over the comparable 2006 period. Vehicle rental revenue in the 2007 third quarter was $501.4 million, an 11.1 percent increase over the 2006 third quarter as a result of an 11.0 percent increase in revenue per day.

“We were pleased with our business and financial performance during the quarter, as we generated solid growth in revenues and earnings,” said Gary L. Paxton, President and Chief Executive Officer. “We achieved this increase in profitability despite the headwinds of a 20 percent increase in vehicle depreciation costs. We continued to trade-off strong revenue per day increases for lower rental day volume growth. We also continued to manage down costs resulting in both direct operating expenses and selling, general, and administrative expenses decreasing significantly as a percentage of revenue compared to a year earlier.”

Continuing the commitment to building shareholder value, during the third quarter, the Company restarted its share repurchase program purchasing 1,976,106 shares at a cost of $60.1 million, equaling approximately 8 percent of the Company’s total outstanding shares. There is $128.6 million of remaining authorization to be completed by December 31, 2008.

Outlook:

The Company expects revenue to continue to grow in the fourth quarter over the prior year with a modest increase in rental days and higher revenue per day, although at levels lower than previously forecasted. On a year-over-year basis, revenue per day growth will moderate due to a difficult comparison to the fourth quarter of 2006 when significant price increases began.

On the expense side, the Company expects to realize cost savings from previously announced initiatives. Vehicle depreciation cost increases will further moderate compared to earlier quarters as the Company begins to purchase 2008 model vehicles. The Company does, however, expect that a temporary delay in vehicle shipments from its primary vehicle supplier will adversely impact fourth quarter vehicle depreciation expense.

Based on the foregoing, the Company is lowering and narrowing its earnings guidance range to $1.75 to $1.85 per share from the previous guidance of $2.00 to $2.40 per share. This reduction includes slower revenue growth than previously forecasted, a $0.15 per share impact from the delay in vehicle shipments, and the $0.08 per share write-down of obsolete software taken in the third quarter. Full year 2007 guidance includes a total of $0.32 per share for severance costs, outsourcing transition costs, and asset write-downs, and excludes any impact of an increase or decrease in the fair value of derivatives.

“As we look into 2008, we are optimistic that we will continue to grow revenue, control costs and improve our bottom line performance,” Paxton said. “We have raised our pricing significantly over the past two years to partially offset 25 percent increases in vehicle costs in both 2006 and 2007. We expect vehicle cost increases to moderate significantly in 2008. The combined effects of our revenue growth initiatives, along with the benefit we will see in 2008 of significant cost actions already taken, and the opportunity to further reduce costs with our new fleet optimization software, fuel our optimism for the upcoming year.”

Nine Month Results

For the nine months ended September 30, 2007, net income was $31.8 million, or $1.32 per diluted share. For the nine months ended September 30, 2006, net income was $54.3 million or $2.12 per diluted share. Total revenue for the period was $1.4 billion, an increase of 8.2 percent over the comparable nine months of 2006.

Non-GAAP earnings per diluted share for the nine months ended September 30, 2007, were $1.76 as compared to $2.29 of non-GAAP earnings per diluted share for same time period in 2006. GAAP and non-GAAP net income for the nine months ended September 30, 2007 include $0.10 per diluted share of outsourcing transition costs, $0.08 per diluted share to write off obsolete computer software, $0.07 per diluted share of severance costs, and $0.03 per share to write off deferred financing fees for the Company’s former revolving credit facility which was retired in June. For the comparable 2006 period, GAAP and non-GAAP net income included $0.07 of outsourcing transition costs and $0.03 of severance costs.

Web cast and conference call information

The Dollar Thrifty Automotive Group, Inc. third quarter 2007 earnings conference call will be held on Wednesday, November 7, 2007, at 10:00 a.m. (CST). Those interested in listening to the conference call live may access the call via Web cast at the corporate Web site, www.dtag.com, or by dialing 888-425-9158 (domestic) or 210-839-8553 (international) using the pass code “Dollar Thrifty.” An audio replay of the conference call will be available through November 21, 2007, by calling 800-945-7761 (domestic) or 203-369-3954 (international). The replay will also be available via the corporate Web site for one year.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have over 800 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. airport markets and in all of the top Canadian airport markets. The Company's more than 8,400 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit www.dtag.com.

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Dollar Thrifty Automotive Group, Inc. believes such forward-looking statements are based upon reasonable assumptions, such statements are not guarantees of future performance and certain factors could cause results to differ materially from current expectations. These factors include: price and product competition; access to reservation distribution channels; economic and competitive conditions in markets and countries where the companies' customers reside and where the companies and their franchisees operate; natural hazards or catastrophes; incidents of terrorism; airline travel patterns; changes in capital availability or cost; costs and other terms related to the acquisition and disposition of automobiles; systems or communications failures; costs of conducting business and changes in structure or operations; and certain regulatory and environmental matters and litigation risks. Should one or more of these risks or uncertainties, among others, materialize, actual results could vary from those estimated, anticipated or projected. Dollar Thrifty Automotive Group, Inc. undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Contacts:

Financial:	Steve Hildebrand	Media: Fred Fleischner
Chief Financial Officer	Executive Director
(918) 669-2288	Corporate Communications
(918) 669-3086
Investors:	Todd D. Dallenbach	fred.fleischner@dtag.com
Executive Director
Investor Relations
(918) 669-2414
todd.dallenbach@dtag.com

Table 1

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Income
(In thousands, except share and per share data)
Unaudited

	Three months ended		As % of
	September 30,		Total revenues
	2007	2006	2007	2006

Revenues:
Vehicle rentals	$501,381	$451,435	96.0%	93.1%
Other	20,639	33,272	4.0%	6.9%

Total revenues	522,020	484,707	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	245,824	233,113	47.1%	48.1%
Vehicle depreciation and lease charges, net	143,053	122,503	27.4%	25.3%
Selling, general and administrative	59,427	66,396	11.4%	13.7%
Interest expense, net	35,808	33,005	6.8%	6.8%

Total costs and expenses	484,112	455,017	92.7%	93.9%

(Increase) decrease in fair value of derivatives	21,660	25,391	4.2%	5.2%

Income before income taxes	16,248	4,299	3.1%	0.9%

Income tax expense (benefit)	4,935	(1,585)	0.9%	(0.3%)

Net income	$11,313	$5,884	2.2%	1.2%

Earnings per share:
Basic	$0.50	$0.25
Diluted	$0.48	$0.24

Weighted average number
of shares outstanding:
Basic	22,695,359	23,884,407
Diluted	23,707,551	25,036,891

Table 1 (Continued)

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Income
(In thousands, except share and per share data)
Unaudited

	Nine months ended		As % of
	September 30,		Total revenues
	2007	2006	2007	2006

Revenues:
Vehicle rentals	$1,303,043	$1,172,614	95.0%	92.5%
Other	68,544	95,229	5.0%	7.5%

Total revenues	1,371,587	1,267,843	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	672,812	628,393	49.1%	49.6%
Vehicle depreciation and lease charges, net	357,677	275,716	26.1%	21.7%
Selling, general and administrative	184,728	195,313	13.5%	15.4%
Interest expense, net	83,919	72,882	6.0%	5.8%

Total costs and expenses	1,299,136	1,172,304	94.7%	92.5%

(Increase) decrease in fair value of derivatives	18,202	7,135	1.3%	0.5%

Income before income taxes	54,249	88,404	4.0%	7.0%

Income tax expense	22,453	34,059	1.7%	2.7%

Net income	$31,796	$54,345	2.3%	4.3%

Earnings per share:
Basic	$1.38	$2.22
Diluted	$1.32	$2.12

Weighted average number
of shares outstanding:
Basic	23,075,896	24,456,656
Diluted	24,127,756	25,586,734

Table 2

Dollar Thrifty Automotive Group, Inc.
Selected Operating and Financial Data

	Three months ended		Nine months ended
	September 30, 2007		September 30, 2007

OPERATING DATA:
Vehicle Rental Data: (includes franchise acquisitions)

Average number of vehicles operated	138,524		127,654
% change from prior year	0.8%		3.4%
Number of rental days	10,749,841		29,010,948
% change from prior year	0.0%		1.8%
Vehicle utilization	84.4%		83.2%
Percentage points change from prior year	(0.6) p.p.		(1.4) p.p.
Average revenue per day	$46.64		$44.92
% change from prior year	11.0%		9.2%
Monthly average revenue per vehicle	$1,206		$1,134
% change from prior year	10.1%		7.5%

Same Store Vehicle Rental Data: (excludes franchise acquisitions)

Average number of vehicles operated	131,506		120,091
% change from prior year	(4.3%	)	(2.7%	)
Number of rental days	10,206,816		27,332,412
% change from prior year	(5.0%	)	(4.1%	)

Vehicle Leasing Data:

Average number of vehicles leased	6,116		5,841
% change from prior year	(48.5%	)	(45.5%	)
Monthly average revenue per vehicle	$582		$543
% change from prior year	17.1%		14.6%

FINANCIAL DATA: (in millions) (unaudited)
Non-vehicle depreciation and amortization	$7		$21
Non-vehicle interest expense	6		10
Non-vehicle interest income	(3)		(8)
Non-vehicle capital expenditures (excludes acquisitions)	14		34
Franchise acquisitions	1		24
Cash paid for income taxes	3		13

Table 2 (continued)

Dollar Thrifty Automotive Group, Inc.
Selected Balance Sheet Data

	September 30,		December 31,
	2007	2006	2006

	(Unaudited)

Cash and cash equivalents	$190	$242	$192
Restricted cash and investments	416	260	390
Revenue-earning vehicles, net	2,726	2,993	2,624

Vehicle debt	2,606	2,984	2,744
Non-vehicle debt (corporate debt)	249	-	-
Stockholders' equity	628	670	648

Table 3

Dollar Thrifty Automotive Group, Inc.

Non-GAAP Measures

Non-GAAP pretax income, Non-GAAP net income and Non-GAAP EPS exclude the impact of the (increase) decrease in fair value of derivatives, net of related tax impact (as applicable), from the reported GAAP measure. Due to volatility resulting from the mark-to-market treatment of the derivatives, the Company believes non-GAAP measures provide an important assessment of year over year operating results. See table below for a reconciliation of non-GAAP to GAAP results.

The following table reconciles reported GAAP pretax income per the income statement to non-GAAP pretax income:

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

	(in thousands)		(in thousands)

Income before income taxes - as reported	$16,248	$4,299	$54,249	$88,404

(Increase) decrease in fair value of derivatives	21,660	25,391	18,202	7,135

Pretax income - non-GAAP	$37,908	$29,690	$72,451	$95,539

The following table reconciles reported GAAP net income per the income statement to non-GAAP net income:

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

	(in thousands)		(in thousands)

Net income - as reported	$11,313	$5,884	$31,796	$54,345

(Increase) decrease in fair value of derivatives, net of tax	12,749	14,936	10,707	4,197

Net income - non-GAAP	$24,062	$20,820	$42,503	$58,542

The following table reconciles reported GAAP diluted earnings per share ("EPS") to non-GAAP diluted earnings per share ("EPS"):

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

EPS, diluted - as reported	$0.48	$0.24	$1.32	$2.12

EPS impact of (increase) decrease in fair value of derivatives, net of tax	0.54	0.60	0.44	0.16

EPS, diluted - non-GAAP	$1.01	$0.83	$1.76	$2.29

Table 3 (Continued)

Dollar Thrifty Automotive Group, Inc.

Non-GAAP Measures

Corporate EBITDA means earnings, excluding the impact of the (increase) decrease in fair value of derivatives, before non-vehicle interest expense, income taxes, non-vehicle depreciation, amortization, and certain other items specified in the Company's $600 million credit agreement. The Company believes Corporate EBITDA is important as it is utilized in the calculation of financial covenants in the Company's credit agreement and provides investors with a supplemental measure of the Company's liquidity. The Company has revised its calculation of Corporate EBITDA for all periods presented to be consistent with the Company's credit agreement. EBITDA is not defined under GAAP and should not be considered as an alternative measure of the Company's net income, operating performance, cash flow or liquidity. Corporate EBITDA amounts presented may not be comparable to similar measures disclosed by other companies.

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

	(in thousands)		(in thousands)

Net income - as reported	$11,313	$5,884	$31,796	$54,345

(Increase) decrease in fair value of derivatives	21,660	25,391	18,202	7,135
Non-vehicle interest expense	6,053	1,226	10,398	2,917
Income tax expense (benefit)	4,935	(1,585)	22,453	34,059
Non-vehicle depreciation	5,552	5,054	16,098	15,207
Amortization	1,566	1,618	4,675	4,801
Non-cash stock incentives	4,454	3,464	6,794	10,862
Other	3,222	32	3,234	72

Corporate EBITDA	$58,755	$41,084	$113,650	$129,398